Exhibit 99.1

News Release

L.B. FOSTER REPORTS SECOND QUARTER OPERATING RESULTS

PITTSBURGH, PA, August 4, 2015 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its second quarter 2015 operating results, including:

•	Sales increased by 2.7% to $171.4 million

•	Gross profit margin improved to 21.6%

•	Diluted EPS decreased by 22.4% to $0.52 per diluted share

•	Recent acquisitions contributed $30.3 million of sales at 20.1% gross profit margins in the second quarter

•	Current year results include a $0.4 million pretax charge ($.02 per diluted share) related to the write-down of certain fixed assets in our Tucson, AZ concrete tie facility due to the receipt of a termination notice from the Union Pacific Railroad regarding the related concrete tie supply agreement

•	Prior year results include a $4.6 million pretax warranty charge ($0.27 per diluted share) for concrete warranty ties

Second Quarter Results

•	Second quarter net sales of $171.4 million increased by $4.6 million, or 2.7%, compared to the prior year quarter due to a 99.7% increase in Tubular and Energy Services (“Tubular”) segment sales driven by recent acquisitions and an 18.4% increase in Construction segment sales, partially offset by a 19.2% decline in Rail Products and Services (“Rail”) segment sales.

•	Gross profit margin was 21.6%, 320 basis points higher than the prior year quarter. The increase was due to improved Rail and Construction segment margins, partially offset by reduced Tubular segment margins. Included in the prior year second quarter results is a $4.6 million warranty charge related to concrete railroad ties manufactured in our Grand Island, NE facility which was shut down in February 2011. Excluding this charge, gross profit would have been 21.2% for the second quarter of 2014[1].

•	Second quarter net income was $5.4 million, or $0.52 per diluted share, compared to $6.9 million, or $0.67 per diluted share, last year. Excluding the previously mentioned $4.6 million prior year warranty charge, income from continuing operations would have been $9.7 million, or $0.94 per diluted share in the prior year.

•	Selling and administrative expense increased by $4.7 million, or 23.9%, due principally to the costs of businesses acquired after the second quarter of 2014 as well as personnel related costs and acquisition and integration costs. Interest expense was $1.3 million in the second quarter of 2015 compared to $0.1 million in the prior year quarter, the increase being attributable to borrowings related to the recent acquisitions. Amortization expense increased by $2.3 million or 194.9% due to the acquisitions purchased after the second quarter of 2014.

[1]	Reconciliations of non-GAAP amounts are set forth on the attached financial tables

•	Second quarter bookings were $163.2 million, a 1.0% increase over the prior year second quarter, due to a 224.6% improvement in Tubular segment orders, partially offset by declines of 22.9% and 7.4% in the Rail and Construction segments, respectively. The increase in Tubular segment orders was due to orders generated by our recently acquired energy businesses and, to a lesser extent, our legacy Coated Products division.

•	The Company’s income tax rate was 31.5% compared to 32.9% in the prior year quarter. The income tax rate in the current year quarter was positively impacted by certain state income tax matters.

•	Cash flow from operating activities for the second quarter of 2015 generated $5.5 million compared to a $0.5 million cash usage in the second quarter of 2014. The current year quarter was favorably impacted by improved working capital management.

CEO Comments

Robert P. Bauer, L.B. Foster Company’s President and Chief Executive Officer, commented, “Our results for the quarter reflect the significant acquisition activity the company has engaged in during the fourth quarter of 2014 and first quarter of 2015, including the impact from interest, amortization, transaction and integration costs associated with recently closing three significant acquisitions. In addition, our legacy businesses delivered mixed results with some meeting or exceeding our expectations and others being affected by market weakness and pressure on steel prices. The acquisitions serving the energy markets were not accretive to EPS in the quarter, and we are not forecasting any improvement for the balance of 2015. This is having a dilutive impact on our earnings and will likely continue at the forecasted operating levels for the next two quarters. Despite the difficult environment, both IOS and Chemtec Energy Services continue to be well positioned to serve customers with exploration, production and midstream applications requiring tubular services and critical measurement systems.

Our construction and tubular businesses reported sales increases in both the quarter and on a year-to-date basis. Our Piling and Precast Building divisions, including Carr concrete products, have been the driving force behind a 21% year-over-year increase in sales for the Construction segment through six months. Tubular and Energy Services sales increases were driven by the acquisitions and our base Coated Products business is expected to have a solid second half as our production interruptions from the factory upgrades will be behind us.

Sales for the Rail segment are down for the first half as they cope with fewer projects in the Transit market, pockets of weakness in freight rail, a weaker European business with unfavorable currency impact, and declining sales from Union Pacific Railroad. As previously mentioned; the Company is making adjustments as we remove all Union Pacific sales from our forecasts and have taken charges in the quarter to reflect current conditions. We are also incurring litigation costs for the warranty dispute which are discussed later in the press release.”

Mr. Bauer concluded by saying, “Finally, I remain encouraged by our efforts to drive gross margin improvements. Consolidated gross margins improved in the quarter and in the first half over prior year as we reached 21.9% on a year-to-date basis. As we make investments in systems and continuous improvement programs, we are focused on driving greater efficiency across the Company.”

Q2 Business Segment Highlights

($000’s)

Rail Products and Services Segment

Rail sales decreased 19.2% due to lower sales volumes from several of our track and track component businesses as well as weakness in steel prices, reduced sales to the Union Pacific Railroad and unfavorable currency fluctuations. Despite the reduced volumes in 2015, the current quarter gross profit margin improved by 160 bps over the prior, after excluding the impact of the current year ($0.4 million) and prior year ($4.6 million) warranty related charges, due to improved margins in several product categories as well as an improved product mix.

	2015	2014	Variance
Sales	$86,882	$107,484	(19.2)%
Gross Profit	$19,711	$18,527
Excluding charges	$20,120	$23,135
Gross Profit %	22.7%	17.2%
Excluding charges	23.2%	21.5%

Construction Products Segment

Construction sales increased by 18.4% in the quarter due principally to stronger sales of our precast buildings as well as sales contributed by our Carr Concrete Products acquisition. Gross profit margins improved due to increased margins in our Piling Products and Precast Buildings divisions.

	2015	2014	Variance
Sales	$49,516	$41,810	18.4%
Gross Profit	$10,295	$7,693
Gross Profit %	20.8%	18.4%

Tubular and Energy Services Segment

Tubular sales improved by 99.7% in the quarter due to sales of our fourth quarter 2014 acquisition of Chemtec Energy Services and first quarter acquisition of Inspection Oilfield Services, partially offset by softer Coated Products sales. Tubular gross profit margins declined due principally to lower Coated Products margins as well as sales mix due to the additional offerings from acquired businesses.

	2015	2014	Variance
Sales	$35,021	$17,538	99.7%
Gross Profit	$6,894	$4,391
Gross Profit %	19.7%	25.0%

First Half 2015 Results

•	Net sales for the first six months of 2015 increased by $31.1 million, or 11.2%, due to a 117.2% increase in Tubular segment sales and a 21.1% improvement in Construction segment sales, partially offset by a 9.1% decline in Rail segment sales. The Tubular sales increase was due to the recent energy related acquisitions, while the Construction segment increase was driven by all divisions (including the precast products business acquired in July 2014) except for the bridge business which is comparing to a record year in 2014.

•	Gross profit margin was 21.9%, 220 basis points higher than the prior year period. Excluding the previously mentioned prior year warranty charge, gross profit would have been 21.4% for the first six months of 2014. The resulting 50 basis point improvement was driven by profitability improvements in the Rail and Construction segments, partially offset by lower Tubular segment profitability.

•	Selling and administrative expense increased by $8.9 million, or 23.7%, due principally to costs from businesses recently acquired, as well as personnel related costs and acquisition and integration costs. Interest expense was $1.9 million in the first half of 2015 compared to $0.2 million in the comparable prior year period, the increase being attributable to borrowings for the recent acquisitions. Amortization expense increased by $3.3 million, or 142.7% due to several acquisitions over the past twelve months.

•	Net income was $9.6 million, or $0.93 per diluted share, compared to $10.5 million, or $1.02 per diluted share, last year. The decline was due to reduced profitability in the Rail and Tubular segments, due to weakness in the energy and rail markets, augmented by increased interest and amortization expense. Excluding the $4.6 million warranty charge taken in the second quarter of 2014, net income for the second half of 2014 would have been $13.3 million, or $1.29 per diluted share.

•	Adjusted EBITDA for the first half of 2015 was $28.8 million compared to $25.8 million, an increase of $3.0 million or 11.7%, due principally to the operations of businesses acquired since the third quarter of 2014.

•	The Company’s income tax rate from continuing operations was 33.4%, compared to 32.4% in the prior year six month period. The income tax rate increased due principally to an unfavorable global mix of income in 2015.

•	Cash used by operating activities was $1.9 million for the first half of 2015, compared to $31.7 million of cash provided in the prior year period. The prior year cash flow was favorably impacted by improved working capital management that largely corrected issues encountered in the second half of 2013. Capital expenditures were $8.2 million compared to $7.7 million in the comparable 2014 period.

UNION PACIFIC CONCRETE TIE LITIGATION

The Company has responded to the claims in the lawsuit filed by Union Pacific Railroad related to the warranty dispute over concrete ties produced in our former Grand Island, NE facility. While we continue efforts to resolve the dispute, the litigation process is underway. L.B. Foster has responded to the claims, including by asserting defenses and counterclaims and anticipates seeking to amend its response to include additional defenses and counterclaims based on subsequent conduct by Union Pacific. Among other matters, L.B. Foster maintains that Union Pacific has submitted warranty claims, and has received in response, various replacement ties to which it is not entitled. No pretrial or trial schedule has yet been set in the lawsuit.

L.B. Foster provided replacement concrete ties through the first two quarters of 2015 in excess of the amount rated as warranty eligible pursuant to our agreement with the Union Pacific. L.B. Foster maintains a warranty reserve for concrete railroad ties that stands at approximately $7.8 million as of June 30, 2015.

2015 Outlook

The Company expects 2015 sales to be in the range of $685 million to $725 million. Pretax income is expected to range between $34 million to $40 million while diluted EPS is expected to range from $2.15 to $2.50. We forecast EBITDA to be in the range of $65 to $71 million for the year.

There have been a number of factors impacting this decrease in guidance from last quarter, the most significant of which is the decline in our near term expectations for our recently acquired energy acquisitions. Additionally, we have seen a softening in demand in certain sectors of our legacy rail business as well as our Piling Products division. This includes removing all Union Pacific Railroad sales from our forecast. We also have included increased anticipated litigation related costs concerning the defense and handling of the Union Pacific lawsuit.

Despite recent weakness, we continue to be bullish on the long-term prospects for growth and profitability of our energy acquisitions. We also believe that there are many opportunities in the global rail market that will afford us avenues for growth and value creation without Union Pacific Railroad sales in our mix of business.

L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2015 operating results on Tuesday, August 4, 2015 at 11:00 am ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page. The conference call can be accessed by dialing 866-515-2910 and providing access code 47340957.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy including evaluating potential opportunities such as strategic acquisitions, joint ventures, and other initiatives, and our ability to effectively integrate new businesses and realize anticipated benefits; a decrease in freight or passenger rail traffic; the timeliness and availability of material from our major suppliers; labor disputes; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes; foreign currency fluctuations; inflation; domestic and foreign government regulations; sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; increased regulation including conflict minerals; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the Union Pacific Railroad (“UPRR”) and an overall resolution of the related contract claims as well as the outcome of the lawsuit filed by the UPRR and a reduction of future business with the UPRR; risks inherent in litigation and those matters set forth in Item 8, Footnote 20, “Commitments and Contingent Liabilities” and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2014 as updated by any subsequent Form 10-Qs. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by securities laws.

Contact:

David Russo	Phone:	412.928.3417	L.B. Foster Company
	Email:	Investors@Lbfoster.com	415 Holiday Drive
	Website:	www.lbfoster.com	Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Sales of goods	$146,780	$151,906	$269,576	$255,114
Sales of services	24,639	14,926	39,750	23,132

Total sales	171,419	166,832	309,326	278,246
Cost of goods sold	114,793	125,419	210,987	206,571
Cost of services sold	19,537	10,713	30,596	16,848

Total cost of sales	134,330	136,132	241,583	223,419

Gross profit	37,089	30,700	67,743	54,827

Selling and administrative expenses	24,278	19,599	46,528	37,624
Amortization expense	3,456	1,172	5,613	2,313
Interest expense	1,288	126	1,901	249
Interest income	(37)	(147)	(94)	(291)
Equity in income of nonconsolidated investments	186	(142)	13	(346)
Other income	95	(138)	(708)	(273)

	29,266	20,470	53,253	39,276

Income before income taxes	7,823	10,230	14,490	15,551
Income tax expense	2,461	3,368	4,841	5,040

Net income	$5,362	$6,862	$9,649	$10,511

Basic earnings per common share	$0.52	$0.67	$0.94	$1.03

Diluted earnings per common share	$0.52	$0.67	$0.93	$1.02

Dividends paid per common share	$0.04	$0.03	$0.08	$0.06

Average number of common shares outstanding - Basic	10,284	10,223	10,272	10,210

Average number of common shares outstanding - Diluted	10,370	10,309	10,385	10,309

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,561	$52,024
Accounts receivable - net	103,241	90,178
Inventories - net	105,891	95,089
Current deferred tax assets	4,832	3,497
Prepaid income tax	3,190	2,790
Other current assets	7,634	4,101

Total current assets	260,349	247,679
Property, plant and equipment - net	128,061	74,802
Other assets:
Goodwill	162,640	82,949
Other intangibles - net	141,377	82,134
Investments	5,784	5,824
Other assets	3,616	1,733

Total Assets	$701,827	$495,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$56,341	$67,166
Deferred revenue	8,133	8,034
Accrued payroll and employee benefits	9,684	13,419
Accrued warranty	9,050	11,500
Current maturities of long-term debt	1,260	676
Current deferred tax liabilities	77	77
Other accrued liabilities	10,074	7,899

Total current liabilities	94,619	108,771
Long-term debt	217,212	25,752
Deferred tax liabilities	29,149	10,945
Other long-term liabilities	16,135	13,765
Stockholders’ equity:
Class A Common Stock	111	111
Paid-in capital	47,707	48,115
Retained earnings	331,489	322,672
Treasury stock	(21,398)	(23,118)
Accumulated other comprehensive loss	(13,197)	(11,892)

Total stockholders’ equity	344,712	335,888

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$701,827	$495,121

This earnings release contains certain non-GAAP financial measures. These financial measures include gross profit margins and earnings per share excluding certain concrete tie warranty related costs as well as earnings before interest, taxes, depreciation, and amortization (EBITDA). The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of the ongoing operations of the Company’s business. These supplemental financial measures are useful to management and external users to assess the financial performance of our business without certain concrete tie warranty related costs and the EBITDA measure is useful in the assessment of the use of our assets without regard to financing methods, capital structure, or historical cost basis. EBITDA is also a financial measurement that is utilized in the determination of certain compensation programs. Note that the warranty and other charges incurred were associated with concrete ties manufactured at the Company’s Grand Island, NE facility which was closed in 2011.

These non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of the GAAP measures are presented below:

L.B. FOSTER COMPANY AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In Thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
Gross profit margins excluding concrete tie charges	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Net sales, as reported	$171,419	$166,832	$309,326	$278,246
Cost of sales, as reported	134,330	136,132	241,583	223,419

Gross profit	37,089	30,700	67,743	54,827
Product warranty related charges, before income tax	409	4,608	409	4,608

Gross profit, excluding certain charges	$37,498	$35,308	$68,152	$59,435

Gross profit percentage, as reported	21.64%	18.40%	21.90%	19.70%
Gross profit percentage, excluding certain charges	21.88%	21.16%	22.03%	21.36%

Income before income taxes excluding concrete tie charges	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Income before income taxes, as reported	$7,823	$10,230	$14,490	$15,551

Product warranty related charges, before income tax	409	4,608	409	4,608
Warranty related litigation, before income tax	156	—	156	—
Incentive compensation, before income tax	(54)	(344)	(54)	(344)

Income before income taxes, excluding certain charges	$8,334	$14,494	$15,001	$19,815

Net income (including diluted earnings per share) excluding concrete tie charges	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Net income, as reported	$5,362	$6,862	$9,649	$10,511

Product warranty charges, net of income tax	267	3,015	267	3,015
Warranty related litigation, net of income tax	102	—	102	—
Incentive compensation, net of income tax	(35)	(225)	(35)	(225)

Net income, excluding certain charges	$5,695	$9,652	$9,982	$13,301

Diluted EPS, as reported	$0.52	$0.67	$0.93	$1.02

Diluted EPS, excluding certain charges	$0.55	$0.94	$0.96	$1.29

Average number of common shares outstanding - diluted, as reported	10,370	10,309	10,385	10,309

Average number of common shares outstanding - diluted, excluding certain charges	10,370	10,310	10,385	10,310

L.B. FOSTER COMPANY AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In Thousands)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net income	$5,362	$6,862	$9,649	$10,511
Interest expense (income)	1,251	(21)	1,807	(42)
Provision for income taxes	2,461	3,368	4,841	5,040
Depreciation	4,156	1,914	6,775	3,675
Amortization	3,456	1,172	5,613	2,313

Total EBITDA	16,686	13,295	28,685	21,497
Pre-tax warranty related adjustments	102	4,264	102	4,264

Total adjusted EBITDA	$16,788	$17,559	$28,787	$25,761